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Exhibit 10.17

EMPLOYMENT AGREEMENT FOR SENIOR EXECUTIVE

        HORIZON ORGANIC HOLDING CORPORATION, a Delaware corporation ("HOH" or the "Company"), agrees with Clark Driftmier ("EXECUTIVE") as follows ("Agreement") effective the 1st day of May, 2001.

        1.    PURPOSE. EXECUTIVE is currently serving at will as Sr. Vice President Sales & Marketing of HOH. The parties desire to set forth the terms of EXECUTIVE's employment by HOH in this written agreement.

        2.    EMPLOYMENT. HOH employs EXECUTIVE, and EXECUTIVE agrees to be employed, as Sr. Vice President Sales & Marketing of HOH. HOH may from time to time designate other or additional functions for EXECUTIVE with HOH as deemed appropriate by HOH and its subsidiaries, as applicable.

        3.    DUTIES. During the term hereof, EXECUTIVE will devote substantially all of his full time and effort to the business of HOH and its subsidiaries. Upon the approval of the CEO of HOH, EXECUTIVE shall have the right to devote reasonable time to participation in trade and professional associations, support of community activities, and service on boards of directors of other corporations; provided, however, that while employed with HOH, EXECUTIVE shall not be employed by any other company, individual or entity on a full- or part-time basis, nor shall he serve as an independent contractor or a paid consultant. The parties intend that EXECUTIVE's initial duties hereunder shall primarily involve duties of the type normally associated with a managerial position in an organization of the size and type of HOH. HOH may modify, reduce and/or eliminate EXECUTIVE's duties and objectives at its reasonable discretion from time to time, provided that at no time will EXECUTIVE be required to perform duties or to meet objectives which are inconsistent with or inappropriate for a member of senior management of HOH. EXECUTIVE shall abide by all of HOH's policies, procedures and code of conduct as adopted by HOH in its sole discretion from time to time.

        4.    BASE COMPENSATION. EXECUTIVE shall receive compensation from HOH as follows:

  (a)
  Starting on the date hereof, a base salary at an annual rate of $170,000.00; and

  (b)
  Annual increases in base compensation, if any, shall be established from time to time by and at the sole discretion of the Board of Directors or Compensation Committee of HOH.

        5.    INCENTIVE COMPENSATION. EXECUTIVE shall participate in the HOH Bonus Compensation Plan in accordance with Plan guidelines established from time to time by the HOH Board of Directors or Compensation Committee.

        6.    BENEFITS. EXECUTIVE will receive 26 days of Paid Time Off (PTO) in accordance with the Horizon PTO Plan during each year in which this Agreement remains in effect, plus such Company holidays as are recognized by Horizon, not to exceed 10 days per year. EXECUTIVE will be entitled to participate in any Senior Executive benefit plans provided to employees of HOH. Except as set forth below, all benefits except those provided by law, shall cease at the termination of this Agreement.

        7.    STOCK RIGHTS. HOH agrees to grant or has granted to EXECUTIVE the following stock option rights under the HOH 1998 Equity Incentive Plan:

  •
  Stock option grant of 20,000 shares on 02/2000 at $9.25/share

  •
  Stock option grant of 10,000 shares on 05/2000 at $9.50/share

  •
  Stock option grant of 20,000 shares on 01/2001 at $4.94/share

In the event EXECUTIVE'S employment with the Company is terminated at any time within a two year period following a Change in Control (as defined in the 1998 Horizon Organic Holding Corporation Long-term Incentive Plan) either by the Company without Cause or by the EXECUTIVE with Reason (as defined below), all unvested stock options awarded to EXECUTIVE prior to such termination shall immediately vest and become exercisable in full. As used herein, "Reason" shall mean (I) any reduction in EXECUTIVE'S annual or incentive pay or benefits in effect from time to time which is not part of an overall cost reduction or savings plan applicable to all similarly situated executive officers of the Company, (II) any significant reduction in the nature or status of the EXECUTIVE'S duties or responsibilities, or (III) a transfer of the EXECUTIVE'S principal place of employment to a metropolitan area other than that of the EXECUTIVE'S employment immediately prior to the Change of Control without the EXECUTIVE'S consent.

        8.    TERMINATION OF EMPLOYMENT. EXECUTIVE and HOH each acknowledge that either Party has the right to terminate EXECUTIVE's employment with HOH pursuant to the following:

          (a)  Termination by the Company for cause. HOH will have the right to terminate EXECUTIVE's employment with HOH at any time for "Cause". "Cause" for termination will mean only, in the reasonable judgment of HOH: (i) EXECUTIVE has committed any material act of embezzlement, fraud and/or is convicted of a felony; (ii) EXECUTIVE in any material respect, breaches his obligations under this Agreement; (iii) EXECUTIVE causes material damage to HOH through intentional misconduct or gross neglect of the duties customary to his office. No activities or inactivities covered by items (ii) and (iii) will be deemed to be "cause" unless HOH has notified EXECUTIVE of such activity or inactivity in writing and EXECUTIVE has failed to cure the same within 30 days of the notification. In the event EXECUTIVE is terminated for cause, he will not be entitled to Severance Pay (as defined below), pay in lieu of notice, or any other such compensation set forth in paragraphs 4-7 herein, but he will be entitled to all compensation, all benefits, and all unreimbursed expenses accrued through the date of termination.

          (b)  Termination by the Company without cause. HOH will have the right to terminate EXECUTIVE's employment with HOH at any time without cause. In the event EXECUTIVE is terminated without cause, HOH shall pay EXECUTIVE Severance Pay on the conditions set forth below.

          (c)  Voluntary termination. EXECUTIVE may voluntarily terminate his employment with HOH at any time, after which no further compensation will be paid to EXECUTIVE. To permit HOH to make arrangements to fill the vacancy created by EXECUTIVE's departure, EXECUTIVE agrees to give HOH 30 days advance notice of any intended resignation. In the event EXECUTIVE voluntarily terminates his employment, he will not be entitled to Severance Pay, pay in lieu of notice, or any other such compensation set forth in paragraphs 4-7 herein, but he will be entitled to all compensation, all benefits, and all unreimbursed expenses accrued through the date of termination.

          (d)  Termination by change of control. In the event of a Change of Control in which the controlling person does not offer to retain EXECUTIVE's employment in a similar capacity on comparable terms for at least one year, HOH shall pay EXECUTIVE Severance Pay on the conditions set forth below.

          (e)  Severance pay. "Severance Pay" means payment or provision of: (i) EXECUTIVE's then applicable base salary for a period of 12 months after the termination date to be paid at the same times and in the same amounts as if EXECUTIVE's employment had continued; (ii) substantially equivalent health, medical, life, and disability to the extent permitted by HOH insurance policies or plans, for the same 12-month period; and (iii) any incentive bonuses which become due under paragraph 5, for the year in which termination occurs, prorated for the portion of the year during which EXECUTIVE continued to be employed by HOH to be paid with the same Bonus Plan calculations and at the same time as bonuses are paid to other employees who participate in the Incentive Plan. Severance Pay is conditioned on EXECUTIVE's execution of a full and final release in form satisfactory to HOH and performance of EXECUTIVE's covenants in paragraphs 9, 10 and 11 of this Agreement.

        9.    NON-COMPETITION OBLIGATIONS. In consideration of his employment by HOH and the Severance Pay to be paid to EXECUTIVE, EXECUTIVE agrees that during his employment, and for a period (the "Restrictive Covenant Period") after the termination or expiration of his employment with HOH, he will not, without first obtaining the express written consent of HOH, own more than 5% of the outstanding stock of a publicly-traded Competitive Company (as defined below) or any stock of a privately held Competitive Company, or participate in the financing, operation, management or control of, any Competitive Company. A "Competitive Company" is a person, firm, corporation, or business located in the United States that is primarily engaged in the production or wholesale distribution of organic products. EXECUTIVE further agrees that he will not induce any employee of HOH to leave the employ of HOH for a period of twenty-four months after the termination or expiration of his employment with HOH. The Restrictive Covenant Period shall be a period of time equal to 1 multiplied by the period of time for which Severance Pay is to be paid. This paragraph 9 shall survive the termination or expiration of this Agreement for any reason.

        10.  ASSIGNMENT OF INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively "Intellectual Property") that may be conceived or developed by EXECUTIVE, either alone or with others, during the term EXECUTIVE's employment whether or not conceived or developed during EXECUTIVE's working hours, and with respect to which the equipment, supplies, facilities, products, or trade secret information of Company was used, or that relate at the time of conception or reduction to practice of the Intellectual Property to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by EXECUTIVE for Company, will be the sole property of Company and EXECUTIVE hereby assigns to the Company all of EXECUTIVE's right, title, and interest in and to such Intellectual Property. EXECUTIVE must disclose to Company all inventions conceived during the term of employment, whether or not the Intellectual Property constitutes property of Company under the terms of the preceding sentence, but such disclosure shall be received by Company in confidence. EXECUTIVE must execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this paragraph 10.

        11.  CONFIDENTIALITY. By virtue of EXECUTIVE's employment by Company, EXECUTIVE will have access to trade secrets and confidential information about Company, its products, its customers, its costs, its pricing, and its methods of doing business (the "Confidential Information"). During and after the termination of EXECUTIVE's employment by the Company, EXECUTIVE may not directly or indirectly disclose or use any such Confidential Information; provided, that EXECUTIVE will not incur any liability for disclosure of information which (i) is required in the course of EXECUTIVE's employment by the Company, (ii) was permitted in writing by the Company's CEO, or (iii) is within the public domain or comes within the public domain without any breach of this Agreement.

        12.  ENFORCEMENT. HOH and EXECUTIVE agree that any violation or threatened violation of paragraphs 9, 10, and 11 of this Agreement could cause immediate and irreparable harm to HOH for which monetary damages would be inadequate and difficult to ascertain. The parties therefore agree that, upon the existence of any such violation or threatened violation, provided that HOH has paid and continues to pay EXECUTIVE his salary, bonus, and benefits as required hereunder, and to honor EXECUTIVE's stock option rights, if any, HOH may cease any further severance payments and benefits participation, obtain a temporary restraining order, preliminary injunction, or other appropriate form of equitable relief from any court of competent jurisdiction. Such relief shall be in addition to and not substitution for any monetary damages to which HOH might otherwise be entitled.

        13.  CONTROLLING AGREEMENT. This Agreement supersedes and replaces in its entirety all prior agreements and understandings between HOH and EXECUTIVE relating to EXECUTIVE's employment by HOH.

        14.  MISCELLANEOUS.

          (a)  The rights and duties of the parties shall not be assignable by either party, except that HOH may assign its rights but shall continue to guarantee its obligations, to any corporation or other business entity which is controlled by HOH, which controls HOH, or which is a successor by purchase, merger or otherwise to HOH. The heirs, successors, personal representatives, and assigns of EXECUTIVE shall have the right to collect any accrued benefits due EXECUTIVE hereunder.

          (b)  This Employment Agreement and all provisions hereof shall bind and inure to the benefit of HOH, EXECUTIVE, and their respective personal representatives, heirs, successors, and permitted assigns, but EXECUTIVE is not entitled to assign his rights and obligations hereunder.

          (c)  This Agreement will be deemed to have been entered into, and it will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

          (d)  Any action to enforce or requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

          (e)  In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, such provision may be severed, modified, or enforced to the extent possible, and such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, unless such severance would defeat the fundamental purposes of this Agreement.

          (f)    This Agreement may be amended or modified only by written agreement subscribed to by both of the parties hereto.

          (g)  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

          (h)  The section headings contained herein are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement.

          (i)    All notices which are required or may be given under this Agreement shall be given by certified mail, return receipt requested, registered mail, or personal service to the following address:

            (a) If intended for HOH:

            Horizon Organic Holding Corporation
            P. O. Box 17577
            Boulder, Colorado 80308
            Attn: CEO

            (b) with a copy to:

            Shughart, Thomson & Kilroy, PC
            1050 Seventeenth Street, #2350
            Denver, Colorado 80265

            (c) If intended for EXECUTIVE:
            Horizon Organic Holding Corporation
            P. O. Box 17577
            Boulder, Colorado 80308

          A party may direct from time to time that notices be sent to a different address by giving the other party notice in writing of the new address.

          (j)    To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected with EXECUTIVE's employment with HOH or the termination of that employment or this Employment Agreement, with the sole exception of disputes which arise under EXECUTIVE's obligations pursuant to paragraph 12 above (collectively, the "Arbitrable Claims"), HOH and EXECUTIVE each agree that any such dispute, whether of law or fact of any nature whatsoever, will be resolved by final and binding arbitration under the then existing American Arbitration Association ("AAA") arbitration procedures. The Arbitrable Claims will include, but will not be limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in HOH, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the Colorado Anti-Discrimination Act of 1957, as amended; the Wage Claim Act, C.R.S. §§ 8-4-101, et seq., tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and emotional distress; and breach of the implied covenant of good faith and fair dealing. EXECUTIVE and HOH acknowledge and agree that any and all rights they may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the AAA, are hereby expressly waived. The arbitrators shall be authorized, in addition to any other action they may take, to award reasonable attorneys' fees and costs of arbitration in favor of the prevailing party.

        Executed effective the day and year first set forth above.

HORIZON ORGANIC HOLDING CORPORATION		EXECUTIVE
By:	/s/ CHARLES F. MARCY	/s/ CLARK DRIFTMIER
Title:	President & CEO	Date:	6-30-01
Date:	July 6, 2001

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  Exhibit 10.17